Exhibit 10.1

EMPLOYMENT AGREEMENT EXTENSION

This EMPLOYMENT AGREEMENT EXTENSION (this “Agreement”), is dated as of March 17, 2005, by and between COLLECTORS UNIVERSE, INC., a Delaware Corporation (the “Company” or “CUI”), and MICHAEL R. HAYNES (Executive”), with reference to the following:

R E C I T A L S:

A.    Executive is employed as Chief Executive Officer (the “CEO”) of the Company under an Employment Agreement entered into by him with the Company as of January 1, 2003, as amended as of October 1, 2003 by a First Amendment to Employment Agreement and as further amended as of November 1, 2004, by a Second Amendment to Employment Agreement (and as so amended, the “Employment Agreement; and

B.    The Employment Agreement is scheduled to expire by its own terms as of December 31, 2005 and the parties desire to further extend the term of the Employment Agreement and Executive’s employment with the Company thereunder to December 31, 2006.

A G R E E M E N T

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1.     Extension of the Term of Employment. The term of Executive’s employment under the Employment Agreement, as heretofore amended, is hereby extended and shall continue to December 31, 2006, unless the Executive’s employment is either (i) sooner terminated pursuant to the provisions of any of Sections 5.2 through 5.7 (inclusive) of the Employment Agreement, or (ii) further extended by mutual written agreement of the parties.

2.     No Other Changes. The Employment Agreement, as heretofore amended, shall remain in full force and effect and, except as amended by this Extension Agreement, shall remain unchanged.

3.     Miscellaneous.

3.1     Construction. This Extension Agreement is the result of arms - length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason.

3.2     Entire Agreement. This Extension Agreement contains all of the agreements of the parties relating to, and supersedes all prior agreements or understandings, written or oral, between the parties regarding, the extension of the term of the Employment Agreement.

3.3     Binding on Successors. Subject to the provisions of Section 6.4 of the Employment Agreement (entitled “No Assignment”), which provisions are incorporated herein by this reference, this Extension Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

3.4     Headings. Section and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Second Amendment.

3.5     Severability. If any provision of this Extension Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way as a result thereof.

3.6     Governing Law. This Extension Agreement is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

3.7     Counterparts. This Extension Agreement may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement Extension as of the day and date first above written:

COLLECTORS UNIVERSE, INC.

By:  /s/ A. CLINTON ALLEN
A. Clinton Allen, Chairman

/s/ MICHAEL R. HAYNES
                Michael R. Haynes